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                                                                    EXHIBIT 10.2

                        SEPARATION AGREEMENT AND RELEASE

     This Agreement, dated as of December 14, 2000 ("Effective Date"), is between Odwalla, Inc., a California corporation ("Odwalla"), and Douglas K. Levin ("Levin").

                                    RECITALS

     Levin is currently employed by Odwalla.

     Levin desires, subject to the terms hereof, to resign effective as of the Effective Date ("Resignation Date"), and Odwalla is willing to accept Levin's resignation.

     Odwalla, its Affiliates, and Levin desire to resolve all claims as described in this Agreement and thereby avoid the expense and uncertainty of litigation. "Affiliate" shall be defined as any person or entity that directly or indirectly controls, is controlled by, or is under common control with Odwalla.

ACCORDINGLY, the parties agree as follows:

     1. Settlement Sum. Odwalla agrees to and shall pay Levin the sum of Six Hundred Fifty-Four Thousand Dollars ($654,000) ("Settlement Sum") payable in consecutive, equal, bi-weekly installment payments, beginning December 29, 2000 and ending on December 31, 2003 ("Severance Term"). Payment of the Settlement Sum shall be suspended should Levin not be in compliance with all material terms of the Agreement. All payments to Levin shall be less withholdings required by law.

     2. Termination of Stock Option Agreements. Levin agrees that any and all Stock Option Agreements by and between Levin and Odwalla are hereby cancelled and void, including, options issued to Levin under the Amended and Restated 1997 Stock Option/Stock Issuance Plan dated April 25, 2000 for a total of 143,000 shares. Levin further acknowledges and agrees that in exchange for the Settlement Sum, any options under these Stock Option Agreements, whether vested or unvested, have been relinquished by Levin, and that Levin has no rights, and Odwalla has no obligations, under these Stock Option Agreements.

     3. Employer Obligations.

             (a) Health Care Coverage. As of the Effective Date, Odwalla shall provide Levin COBRA benefits as required by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for eighteen (18) months, with Odwalla to pay



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the COBRA premiums. Upon the conclusion of this initial eighteen (18) month period, Odwalla will reimburse Levin for the cost of purchasing health care coverage for an additional eighteen (18) months. Odwalla agrees to reimburse Levin for health care coverage that is equal to or less than the coverage then being offered to Odwalla employees. Should Levin obtain employment that offers comparable health care insurance, Odwalla's obligation to reimburse Levin for health care coverage shall cease.

             (b) Housing Expense Payment. Beginning January 1, 2001, Odwalla will pay, on Levin's behalf, housing payments equal to Six Thousand Dollars ($6,000) per month, after applicable withholdings are deducted, for a period of six (6) months, through June, 2001

             (c) Vacation Accruals. Odwalla shall pay Levin for any vacation time that has accrued, but has not been used, through the Resignation Date, according to its regularly-established payment practices.

             (d) SEC Filings. Odwalla shall assist Levin as to any filings that he may need to make under federal and state securities laws as a result of his resignation. Odwalla shall provide Levin the use of its counsel for preparation of any such filings, at Odwalla's expense.

             (e) Authority. Odwalla represents and warrants that this Agreement has been duly authorized by all necessary corporate action, and is a valid and binding obligation of Odwalla, enforceable against it in accordance with its terms.

             (f) Indemnification. Odwalla indemnifies and holds harmless Levin from and against any and all claims or causes of action, and any connected expenses, including reasonable attorney's fees, that are brought against Levin arising from or relating to Levin's employment relationship with Odwalla or any of its Affiliates up through the Resignation Date, except to the extent that Levin is found to have acted fraudulently or his actions constitute a crime under state or federal law ("Indemnified Claims").

     4. Employee Obligations.

             (a) Resignation. Levin resigns his employment with Odwalla effective as of the Resignation Date. Upon the Resignation Date, Levin shall be deemed to have resigned from all offices and directorships then held with Odwalla or any Affiliate.

             (b) Notice. So long as Odwalla is providing COBRA benefits, Levin shall provide Odwalla advance written notice of (i) the effective date of any subsequent employment, and (ii) the effective date of coverage under any applicable benefit plan with such employer.


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             (c) Dismissal. Promptly upon receipt of the first payment of the
Settlement Sum, Levin shall cause to be dismissed in their entirety and with prejudice any and all lawsuits, administrative proceedings, and other actions against Odwalla involving Levin.

             (d) No Obligation to Mitigate. For purposes of clarification and the avoidance of doubt, Levin shall have no obligation to seek alternative employment during the Severance Term but if Levin does secure alternative employment Odwalla shall have a continued obligation to pay the Settlement Sum.

             (e) Nondisparagement. Levin shall not disparage Odwalla, any Affiliate, or any of their officers or employees.

             (f) Cooperation. Levin shall cooperate with Odwalla in (i) the orderly transfer of Levin's responsibilities to other person(s); and (ii) the defense of any action brought by any third party against Odwalla that relates in any way to Levin's acts or omissions while employed by Odwalla.

             (g) Return of Property. Levin shall promptly return to Odwalla all property of Odwalla, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Levin in the course of or incident to his employment with Odwalla.

             (h) Confidential Information. Levin shall not, for the benefit of any person or entity other than Odwalla, disclose or use any information regarding Odwalla's business, employees, or customers, which was produced by any employee of Odwalla in the course of his or her employment or otherwise produced or acquired by or on behalf of Odwalla, and which is not properly in the public domain. Information to be held in confidence shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.

             (i) Non-competition. Levin acknowledges and agrees that during his employment with Odwalla, he has had access to confidential information and that the activities forbidden by this subsection would necessarily involve the improper use or disclosure of this confidential information. To forestall this use or disclosure, Levin agrees that for a period of two and one-half (2 1/2) years following the Effective Date, Levin shall not, directly or indirectly, (i) divert or attempt to divert from Odwalla (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Odwalla (or any Affiliate) other than his wife, Abby Carter; or
(iii) engage in any business activity that is competitive with Odwalla (or


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any Affiliate) in any state where Odwalla conducts its business, unless Levin can prove that any of the above actions was done without the use of confidential information. In addition to the above restrictions on non-competitive activity, and regardless of whether any use of confidential information is involved, Levin agrees that for a period of two and one-half (2 1/2) years following the Effective Date, Levin shall not, directly or indirectly, (i) solicit any customer of Odwalla (or any Affiliate) known to Levin (while he was employed by Odwalla) to have been a customer for the provision of products or services the same or substantially the same as the products and services provided by Odwalla; or (ii) solicit for employment any person employed by Odwalla (or any Affiliate) other than his wife, Abby Carter.

             (j) Expense Reports. Levin shall submit any and all expense reports covering the period prior to the Resignation Date no later than 30 days following the Resignation Date.

     5. Release. Levin and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Odwalla, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Levin may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, arising from or relating to Levin's employment, compensation, or the termination of employment (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Levin likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Levin acknowledges that upon payment of the Settlement Sum he has, or will have, received all wages, options, vacation, and other compensation earned and due as of the Resignation Date. Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.


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     6. Section 1542 Waiver. The Parties understand and agree that the Released
Claims include not only claims presently known to Levin, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section
4. Levin , understand that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Levin knowingly and voluntarily waive any and all rights or benefits that he may now have, or in the future may have, under the terms of
Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     7. Covenant Not to Sue. Levin shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims. Odwalla shall not sue or initiate against Levin any action, or proceeding, or participate in the same individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to Indemnified Claims, except to the extent required by law.

     8. Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Odwalla. The liability for any and all claims is expressly denied by Odwalla.

     9. Arbitration. To the fullest extent permitted by law, all claims that a Party may have against Odwalla or any other Released Party, or which Odwalla may have against Levin, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation, application, or alleged breach of this Agreement, (ii) the employment or termination of Levin, or (iii) Levin's efforts to find subsequent employment ("Arbitrable Claims") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the


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Americans with Disabilities Act, and the California Fair Employment and
Housing Act. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

     10. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Odwalla (but only upon receipt by Levin of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Odwalla or to Levin at the corresponding address or fax number (if any) below. Levin shall be obligated to notify Odwalla in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

         Odwalla's Notice Address:                   Levin's Notice Address:
         -------------------------                   -----------------------
         Odwalla, Inc.                               Douglas K. Levin
         120 Stone Pine Road
         Half Moon Bay, CA  94019
         Fax Number:  650-712-5959

     11. Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Levin, Odwalla, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject arising from or relating to Levin's employment, compensation and the termination of employment are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Levin, Odwalla, and any other Released Party, whether written or oral, express or implied, with respect to the subject matters hereof, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.


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     12. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     13. Assignment; Successors and Assigns. Levin agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, any obligations under this Agreement. Any such purported assignment, transfer, or delegation prohibited hereunder shall be null and void. Levin may assign, transfer or otherwise dispose of, whether by operation of law or otherwise, his rights under this Agreement, including those arising under Sections 1 and 3. In the event of Levin's death, payments due and arising hereunder shall be made to Levin's estate, designee(s) or legal heirs and assigns. Levin represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. Odwalla shall not assign or transfer its rights and obligations hereunder except to a successor to all or substantially all of the assets of Odwalla, whether by merger, consolidation, transfer of assets or otherwise so long as such successor assumes Odwalla's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement and their permitted heirs, successors and assigns.

     14. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

     16. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

     17. Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and


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understand the Agreement and they are fully aware of its legal effect; and (iii)
they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

                                    Odwalla, Inc.


------------------------------      -------------------------------
Douglas K. Levin                    By:  D. Stephen C. Williamson
                                         Its:  Chief Executive Officer


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